Exhibit 99.1

Alcoa Announces Multi-Year Repowering for Australia’s Portland Aluminium Smelter in State of Victoria

PITTSBURGH--(BUSINESS WIRE)--March 18, 2021--Alcoa Corporation today announced new agreements with multiple power generators for the Portland Aluminium Smelter in the Australian state of Victoria. The five-year agreements with AGL, Alinta Energy and Origin will each commence August 1, 2021, when an existing agreement with AGL expires on July 31, 2021.

The Australian Federal Government has committed, subject to approval, to provide up to $14.8 (A$19.2) million per year for four years to underwrite the smelter’s participation in the Reliability and Emergency Reserve Trader (RERT) scheme. The arrangement will recognize the smelter’s ability to rapidly shed load when required to help protect the power grid from unexpected interruptions when it is under duress.

In addition, in recognition of the valuable contribution Portland Aluminium makes to the Victorian economy, the Victorian Government has agreed in principle to a funding package to match the Federal Government contribution.

“On behalf of the Portland Aluminium joint venture partners, I recognize everyone’s cooperation and dedication in reaching the energy agreements that help to improve the smelter’s competitiveness,” said Alcoa President and CEO Roy Harvey. “We look forward to finalizing the Australian and Victorian government agreements, which underscore the smelter’s importance to the economy and the vital role it plays in securing Victoria’s electricity grid.”

As a stable baseload energy consumer, the smelter will continue to provide important market stability as more renewables enter the system. Currently, more than 30 percent of the smelter’s consumed electricity is derived from renewable sources, including electricity from a nearby wind farm. This figure is expected to grow with implementation of the Victorian Renewable Energy Target that aims to reach 50 percent renewables by 2030.

“After a year characterized by uncertainty, we are delighted to have clarity on the smelter’s power supply,” said Michael Gollschewski, President, Alcoa Australia. “I thank our employees and contractors for their continued dedication and commitment to teamwork and operational excellence. Their work is integral to today’s announcement, which is a fantastic outcome for them, their families and the Portland community.”

The financial terms of the energy agreements are confidential and are conditioned upon a number of matters, including finalization of the government agreements.

Portland Aluminium is an unincorporated joint venture between Alcoa of Australia Limited (55 percent), CITIC Nominees Pty Ltd (22.5 percent), and Marubeni Aluminium Australia Pty Ltd (22.5 percent). Alcoa of Australia Limited is owned by Alcoa Corporation (60 percent) and Alumina Limited (40 percent).

Current production is approximately 85 percent of the smelter’s total nameplate capacity of 358,000 metric tons per year.

About Alcoa

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina and aluminum products, with a strong portfolio of value-added cast and rolled products and substantial energy assets. Alcoa is built on a foundation of strong values and operating excellence dating back 135 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since inventing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability and stronger communities wherever we operate. Visit us online on www.alcoa.com, follow @Alcoa on Twitter and on Facebook at www.facebook.com/Alcoa.

Dissemination of Company Information

Alcoa Corporation intends to make future announcements regarding company developments and financial performance through its website at www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts.

Forward-Looking Statements

This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Alcoa Corporation’s filings with the Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Contacts

Investor Contact:
James Dwyer
412-992-5450
James.Dwyer@alcoa.com

Media Contacts:
Jim Beck
412-315-2909
Jim.Beck@alcoa.com

Jodie Read
Alcoa of Australia
0404-800-335
Jodie.read@alcoa.com

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